Exhibit 99.1

*** NEWS RELEASE ***

TO:                         All Area News Agencies

FROM:                                   AB&T Financial Corporation

DATE:                                   March 26, 2010, 2010

Roger A Mobley Hired as Executive Vice President / Chief Financial Officer of
AB&T Financial Corporation

Gastonia, N.C. (March 26, 2010) AB&T Financial Corporation (OTC Bulletin Board: ABTO), the parent company of Alliance Bank & Trust Company today announced the hiring of Roger A Mobley as Executive Vice President / Chief Financial Officer. Mr. Mobley will oversee all financial functions of the organization, including oversight of the company’s accounting policies, regulatory and tax reporting, and budgeting and forecasting activities.

Dan Ayscue, President & CEO of AB&T Financial Corporation, noted, “We are pleased to welcome Roger Mobley to AB&T Financial Corporation. Roger brings with him valuable technical expertise, a strategic financial perspective, and a thorough understanding of the markets we serve.”

Immediately prior to joining AB&T Financial Corporation, Mr. Mobley served as Chief Financial Officer for 1st Financial Services Corporation, the parent company of Mountain 1st Bank & Trust. In this capacity, Mr. Mobley was responsible for the organization’s financial and regulatory reports, accounting operations, investments, and financial planning and analysis.

Mr. Mobley received his Bachelors of Science degree in Accounting from the College of Charleston, in Charleston, South Carolina and his Masters of Science degree in Accounting from the University of Charleston, in Charleston, South Carolina.  Mr. Mobley currently holds a Certified Public Accountant designation and is a member of the North Carolina Association of Certified Public Accountants.

About AB&T Financial Corporation

AB&T Financial Corporation is the parent company of Alliance Bank & Trust Company, which operates 4 community oriented branches in Gaston and Cleveland Counties in North Carolina that offer a full array of banking services. Additional information on Alliance Bank & Trust’s locations and the products and services offered are available at www.alliancebankandtrust.com ..http://www.alliancebankandtrust.com/